Exhibit 10.6

Execution Copy

BOARD DESIGNATION AGREEMENT

THIS BOARD DESIGNATION AGREEMENT, dated as of August 9, 2024 (this “Agreement”), is entered into by and between Enservco Corporation, a Delaware corporation (“Enservco”), and Star Equity Holdings, Inc., a Delaware corporation (“Star”). Enservco and Star are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Share Exchange Agreement, dated as of the date hereof, by and between the Parties (the “Share Exchange Agreement”).

Recitals

WHEREAS, pursuant to, and subject to the terms and conditions of, the Share Exchange Agreement, Enservco has agreed to sell to Star, and Star has agreed to purchase from Enservco, a number of newly issued shares of common stock, par value $0.005 per share and a number of newly issued shares of preferred stock, $005 per share, of Enservco in exchange for an aggregate of 250,000 shares of Star’s Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share; and

WHEREAS, to induce the Parties to enter into the transactions contemplated by the Share Exchange Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the closing of the transaction contemplated by the Share Exchange Agreement (the “Closing”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Agreement

Section 1.	Board Designation Rights.

(a)    So long as Star owns equity interests in Enservco that comprise in the aggregate, equal to or more than 5% of the issued and outstanding common stock interests in Enservco (“Minimum Ownership Interest”), Star shall have the right to designate one person to serve on the board of directors of Enservco (the “Board” and such person and any other person designated to serve on the Board pursuant to this Agreement, a “Star Director”) and Enservco shall take all actions necessary or advisable to effect the foregoing which include recommendation to Enservco’s shareholders that they vote for such Star Director If Star’s ownership interest in Enservco is at any time less than the Minimum Ownership Interest of the issued and outstanding equity interests in Enservco, then the Star Director shall not be required to be recommended by the Board for nomination to the Board at the next shareholder meeting; provided, however, that at any time after the date of any such termination, if Star’s ownership interest in Enservco increases to the Minimum Ownership Interest [or such other %] or greater, then the director designation right set forth in this clause shall be reinstated in all respects. Notwithstanding, if Star’s aggregate ownership of the issued and outstanding equity interests in Enservco is reduced below the Minimum Ownership Interest as a result of an equity line of credit (“ELOC”) dilution, the Minimum Ownership Interest shall be determined by adding back any percentage reduction occurring due to the ELOC. The initial Star Director designated to serve on the Board pursuant to this clause (a) is Richard K. Coleman, Jr.

(b)    Enservco shall not take any action that directly or indirectly adversely affects the rights of Star to (i) designate the Star Director to the Board pursuant to Section 1(a) of this Agreement or (ii) seek indemnification pursuant to Section 3(a) of this Agreement.

Enservco shall increase the size of the Board of Directors to six six(6) directors and shall appoint the Star Director to fill such vacancy. , Certain Requirements. Any Star Director may be removed or replaced by Star at any time. Any action by Star to designate, remove or replace the Star Director shall be evidenced in writing furnished to Enservco, shall include a statement that the action has been approved by Star, and shall be executed by or on behalf of Star. While serving as a Star Director, a Star Director shall be entitled to vote on all matters, including any matter on which independent members of the Board are entitled to vote on. Notwithstanding any rights to be granted or provided to a Star Director hereunder or in the Share Exchange Agreement, Enservco may exclude the Star Director from access to any Board or committee of the Board (a “Committee”) materials or information or meeting or portion thereof or written consent if the Board determines, in good faith on advise of counsel, and includes the Star Director in discussions relating to such determination (but not requiring the affirmative vote of such Star Director), that such access would reasonably be expected to result in a conflict of interest with Enservco (other than a conflict of interest with respect to Star’s ownership interest in Enservco or rights under the Share Exchange Agreement); provided, that such exclusion shall be limited to the portion of the Board or Committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board or Committee material and/or meeting that does not involve or pertain to such exclusion. A Star Director shall receive the same information provided to other similarly situated members of the Board, at the same time as such information is provided to other similarly situated members of the Board and including monthly information packages, as well as being provided with reasonable access to management and shall be entitled to receive customary reimbursement of fees and expenses incurred in connection with his or her service as a member of the Board and/or any Committee thereof consistent with Enservco’s policies applicable to similarly situated directors. A Star Director shall be entitled to receive the same compensation provided to other similarly situated members of the Board from Enservco.

Section 2.	Limitation of Liability; Indemnification; Business Opportunities.

(a)    At all times while a Star Director is serving as a member of the Board, and following any such Star Director’s death, resignation, removal or other cessation as a director in such former Star Director’s capacity as a former director, the Star Director shall be entitled to (i) the same modification and restriction of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions and (iii) all rights to indemnification and exculpation, in each case, as are made available to any other independent member of the Board as at the date hereof, together with any and all incremental rights added to any of (i), (ii) or (iii) above as are subsequently made available to any other independent members of the Board in their capacity as Board members.

(b)    At all times while a Star Director is serving as a member of the Board in accordance with Section 1 of this Agreement, such Star Director, Star and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of Enservco, the Board and their respective Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of Enservco, shall not be deemed wrongful or improper. None of any Star Director, Star or their respective Affiliates shall be obligated to present any investment opportunity to Enservco even if such opportunity is of a character that Enservco or any of their respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and any Star Director, Star or their respective Affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity. Notwithstanding the foregoing, each Star Director, Star and their respective Affiliates shall be subject to, and comply with, the requirement to maintain confidential information and shall be subject to Enservco’s Insider Trading Policy.

(c)    Enservco shall use its best efforts to purchase and maintain insurance (“D&O Insurance”) on behalf of the Star Director, consistent with the D&O Insurance currently maintained for Enservco’s directors and officers.

(d)    For the avoidance of doubt, each Star Director shall constitute an “Indemnitee.”

Section 3.	Miscellaneous.

(a)    Entire Agreement. This Agreement, the Share Exchange Agreement and the other agreements and documents referred to herein and therein are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein or in the Share Exchange Agreement with respect to the rights granted by Enservco or any of its Affiliates or Star or any of its Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter.

(b)    Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in Section 9.1 of the Share Exchange Agreement.

(c)    Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)    Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of Laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)    No Waiver; Modifications in Writing.

(i)    Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii)    Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)    Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties.

(i)    Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(j)    Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k)    Liability of Star. Star shall have no liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement. Enservco shall be entitled to rely conclusively and without any inquiry on any and all instructions of, decisions of or action taken or omitted to be taken by Star under this Agreement without any liability to Star or obligation to inquire as to such instructions, decisions of, or actions or omissions including the authority or validity thereof, all of which instructions, decisions, actions or omissions shall be legally binding on Star.

(l)    Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

ENSERVCO CORPORATION

By:	/s/ Richard Murphy
	Name:	Richard Murphy
	Title:	Chairman and Chief Executive Officer

STAR EQUITY HOLDINGS, INC.

By:	/s/ Richard J. Coleman, Jr.
	Name:	Richard J. Coleman, Jr.
	Title:	Chief Executive Officer

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